Exhibit 99.3

FULL HOUSE RESORTS, INC.

FORM OF NOTICE TO CLIENTS OF RIGHTS HOLDERS WHO ARE ACTING AS NOMINEES

Up to 3,846,154 Shares of Common Stock
Issuable Upon Exercise of Non-Transferable Rights

Enclosed for your consideration is a prospectus, dated [_________], 2016 (the "Prospectus"), relating to the rights offering (the “Rights Offering”) by Full House Resorts, Inc., a Delaware corporation (the “Company”), to holders of record of shares of the Company's common stock (each a “Rightsholder”) a non-transferable subscription right (a “Right”) to purchase shares of our common stock as described in the Prospectus.

Under the basic subscription right, each whole right entitles a Rightsholder to purchase one share of our common stock for each 4.9449 shares of our common stock, par value $0.0001 per share, held as of 5:00 p.m., Pacific Time, on August 25, 2016 at the subscription price of $1.30 per share (the “Subscription Price”).

In addition, subject to proration, each Rightsholder exercising its basic subscription right in full will have the right to subscribe, at the subscription price, for additional shares to the extent not purchased by other Rightsholder, which may be up to five times such Rightsholder’s basic subscription right and to the extent available following the purchase of 1,000,000 shares by the standby purchaser. If we receive oversubscription requests for more shares of our common stock than we have available for oversubscriptions, each requesting Rightsholder will receive its pro rata portion of the available shares based on the number of shares requested by each Rightsholder under the oversubscription rights. If following allocation of available shares to all oversubscribing Rightsholders we have allocated fewer than 3,846,154 shares (including the first 1,000,000 shares allocated to the standby purchaser), the standby purchaser will purchase the remaining shares.

The Rights may be exercised by Rightsholders at any time during the subscription period, which commences on [______________], 2016. The Rights Offering will expire at 5:00 p.m., Eastern Time, on [______________], 2016, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”).

The Rights will be evidenced by subscription certificates.

Enclosed are copies of the following documents:

1.	Prospectus; and

2.	Beneficial Owner Election Form.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF RIGHTS CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY ONLY BE MADE BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of common stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the Prospectus. However, we urge you to read the Prospectus carefully before instructing us to exercise any Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., Eastern Time, on the Expiration Date. You will have no right to rescind your subscription after receipt of your payment of the Subscription Price or Notice of Guaranteed Delivery, except as described in the Prospectus. Rights not exercised at or prior to 5:00 p.m., Eastern Time, on the Expiration Date will expire.

If you wish to have us, on your behalf, exercise your Rights Offering for any shares of common stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form included with this letter.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO FULL HOUSE RESORTS, INC. AT THE FOLLOWING TELEPHONE NUMBER: (702) 221-7800.